EXHIBIT A
TO
PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT
VESTING SCHEDULE

Vesting in General: The term of this Agreement (the “Term”) shall commence on January 1, 2008 and end on December 31, 2011. With respect to each fiscal year of the Company ending respectively on December 31, 2008, December 31, 2009, December 31, 2010, and December 31, 2011 (each, a “Performance Period”), a percentage of the Restricted Shares and any Stock Dividends thereon shall vest according to the Vesting Schedule set forth below based upon the satisfaction of the performance targets described below (the “Performance Targets”) for such Performance Period; provided, however, that if vesting does not occur with respect to the Restricted Shares and any Stock Dividends thereon that are first subject to vesting as a result of the Company’s performance with respect to a particular Performance Target during such Performance Period, such Restricted Shares and any Stock Dividends thereon may become vested upon the satisfaction of such Performance Target on a cumulative basis during multiple consecutive Performance Periods during the Term, as described below.

Number of Shares
Performance Period End Date	Performance Target	Subject to Vesting
December 31, 2008	Gross Margin	—
December 31, 2008	Same Store Revenue Growth	—
December 31, 2008	Reduction of SG&A	—
December 31, 2009	Gross Margin	—
December 31, 2009	Same Store Revenue Growth	—
December 31, 2009	Reduction of SG&A	—
December 31, 2010	Gross Margin	—
December 31, 2010	Same Store Revenue Growth	—
December 31, 2010	Reduction of SG&A	—
December 31, 2011	Gross Margin	—
December 31, 2011	Same Store Revenue Growth	—
December 31, 2011	Reduction of SG&A	—

For sake of clarity, each      share increment of the Restricted Shares (and any Stock Dividends thereon) shall vest on the basis of the achievement of a single Performance Target in a particular Performance Period (or cumulatively, in multiple Performance Periods, as described below), without regard to the Company’s performance with respect to the other Performance Targets during such Performance Period.

Performance Targets: In order to achieve the vesting of the numbers of Restricted Shares and any Stock Dividends thereon for a particular Performance Target in a particular Performance Period as set forth in the Vesting Schedule, the corresponding Performance Target (as described below) must be met for such Performance Period, based upon the results from the Company’s operations as published in the Company’s filings with the Securities Exchange Commission, and certified by the Committee.

1.	Gross Margin: The Company must have a total gross margin of % for such Performance Period.

2.	Same Store Revenue Growth: The Company’s same store revenue growth (expressed as a percentage and based on total revenue) for such Performance Period shall be at or above the median same store revenue growth for the Peer Organizations (as defined below) for such Performance Period.

3.	Reduction of SG&A: The Company must experience a reduction of sales, general and administrative (“SG&A”) expenses, expressed as a percentage of gross profit, during such Performance Period to at least the level corresponding to such Performance Period as set forth in the schedule below:

Calendar Year	Level of SG&A Expenses
2008	___%
2009	%
2010	%
2011	%

Peer Organizations: “Peer Organizations” for purposes of the Same Store Revenue Growth performance target include the following five publicly traded companies in the automotive retail sector: Asbury Automotive, AutoNation, Lithia Motors, Sonic Automotive, and United Auto.

No company shall be added to, or removed from, such list of Peer Organizations during the term of this Agreement; provided, however, that a company shall be removed from such list of Peer Organizations for a Performance Period if (a) during such period, (i) such company ceases to maintain publicly available statements of operations prepared in accordance with United States generally accepted accounting principles, consistently applied (“GAAP”), (ii) such company is not the surviving entity in any merger, consolidation, or other non-bankruptcy reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of such company), (iii) such company sells, leases, or exchanges all or substantially all of its assets to any other person or entity (other than a previously wholly owned subsidiary of such company), or (iv) such company is dissolved and liquidated, or (b) more than      % of such company’s revenues (determined on a consolidated basis based on the regularly prepared and publicly available statements of operations of such company prepared in accordance with GAAP) for any fiscal year of such company that ends during such Performance Period are attributable to the operation of businesses other than automotive retail sales and such company does not provide publicly available statements of operations with respect to its automotive retail business that are separate from the statements of operations provided with respect to its other businesses. Any organization that is removed from such list of Peer Organizations pursuant to the provisions of this paragraph shall not be included in the list of Peer Organizations for any subsequent Performance Period after the Performance Period in which it was so removed.

Calculations of whether the Performance Targets have been achieved under this Agreement shall be based upon the Company’s and the Peer Organizations’ respective financial results as described in their respective regularly prepared and publicly available consolidated statements of operations prepared in accordance with GAAP. Notwithstanding the foregoing, in the event that an Extraordinary Event (as defined below) occurs during any Performance Period, the Committee shall determine whether the Performance Targets have been met by the Company with respect to such Performance Period by using financial information of the Company and, to the extent publicly available, for the Peer Organizations, that is adjusted to exclude the portion of the Company’s (and, as applicable, the Peer Organizations’) financial results attributable to dealerships located in the geographic area(s) and/or business line(s) impacted by such Extraordinary Event, as applicable.

For purposes of this Agreement, “Extraordinary Event” shall mean:

1.	The occurrence of a natural disaster in a county or parish in which a dealership of the Company is located, if such natural disaster results in the declaration by the federal government that the county or parish has experienced a major disaster or, in the case of a dealership located in the United Kingdom, a declaration is made by the applicable governmental authority that the county or parish in which such dealership is located experienced a disaster that entitles persons in such county to apply for governmental disaster assistance.

2.	The discontinuation of the production of new automobiles by an automobile manufacturer that supplies Company dealerships or the loss by the Company or particular dealerships of the Company of franchise rights from such a manufacturer.

Cumulative Vesting Opportunity: Notwithstanding the foregoing, if in any Performance Period during the Term (other than the Performance Period for the fiscal year ending December 31, 2011), the Company did not achieve any of the Performance Target set forth above as to such Performance Period, Employee will continue to have the opportunity to satisfy such Performance Target(s) on a cumulative basis. A Performance Target will be determined by the Committee to have been satisfied with respect to a particular Performance Period on a cumulative basis if, taking into account the average rate of the Company’s performance as to such Performance Target based on all completed Performance Periods during the Term prior to the date of determination, the Company achieved such Performance Target. For sake of clarity, the following are examples of cumulative vesting:

Gross Margin: If the Company’s Gross Margin for 2008 is      % and the Company’s Gross Margin for 2009 is      %, then the average Gross Margin for the 2008 and 2009 Performance Periods is      % [     ] and the Gross Margin Performance Target will be determined to have been met for each of the 2008 and 2009 Performance Periods.

Same Store Revenue Growth: If the Company’s Same Store Revenue Growth for 2008 is      %, but its Peer Organizations’ median Same Store Revenue Growth for each of 2008 and 2009 is      %, then the Same Store Revenue Growth Performance Target will be determined to have been met by the Company for 2008 and 2009 if the Company’s Same Store Revenue Growth for 2009 is at least      %.

Reduction of SG&A Expenses: If SG&A expenses have been reduced to      % for the 2008 Performance Period,      % for the 2009 Performance Period, and      % or lower for the 2010 Performance Period, then the Reduction of SG&A Performance Target will be determined to have been met for each of the 2008, 2009 and 2010 Performance Periods. This is determined by reducing the Performance Target for the final year in the series of Performance Periods under consideration by the amount by which the Performance Target was missed in each of the preceding years in the series of Performance Periods under consideration. In this example, the required level of SG&A expense for 2010 to achieve vesting for the 2008, 2009 and 2010 Performance Periods is      %, which is determined as follows:      .